Calculation of Filing Fee Tables
S-8
Humacyte, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	4,000,000	$ 0.95	$ 3,800,000.00	0.0001381	$ 524.78
Total Offering Amounts:						$ 3,800,000.00		$ 524.78
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 524.78
Offering Note
[1]	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Represents additional shares of common stock, par value $0.0001 per share ("Common Stock"), of Humacyte, Inc. (the "Company") reserved for issuance under the Humacyte, Inc. 2021 Long-Term Incentive Plan (the "Plan"). Pursuant to an action by the board of directors of the Company, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 4,000,000 shares on January 1, 2026. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Select Market under the symbol "HUMA" on May 12, 2026, which was $0.95 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources